Exhibit 99.2

Grindr Management’s Discussion and Analysis of Financial Condition and Results of Operations

GRINDR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Condensed Consolidated Financial Statements of Grindr (unaudited)” and related notes that appear in Exhibit 99.4 to this Current Report on Form 8-K. Our historical results do not necessarily reflect what our historical financial position and results of operations would have been had we been a stand-alone public company during the periods presented. In addition, our historical results are not necessarily indicative of the results to be expected for any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.

In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in the final prospectus and definitive proxy statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the final prospectus and definitive proxy statement.”

Overview

Grindr Group LLC, a Delaware limited liability company (“Legacy Grindr”, which, pursuant to the Business Combination (as defined below), became a direct, wholly owned subsidiary of Grindr Inc., a Delaware corporation (“Grindr” or the “Company”, f/k/a Tiga Acquisition Corp., a Cayman Islands exempted company (“Tiga”), which domesticated as a Delaware corporation prior to the consummation of the Business Combination)) is the world’s largest social network focused on the LGBTQ+ community with approximately 10.8 million MAUs and approximately 601 thousand Paying Users (as defined below) in 2021. Our Paying Users were over 815 and 768 thousand for the three and nine months ended September 30, 2022, respectively. According to the Frost & Sullivan Study commissioned by Grindr1, Grindr is the largest and most popular gay mobile app in the world, with more MAUs than other LGBTQ+ social networking applications. Our mission is to connect queer people with one another and the world. Since our inception in 2009 as a casual dating app for gay men, we have evolved into a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. We believe Grindr is a vital utility for the LGBTQ+ community and our users, as evidenced by our user engagement. Our users are some of the most engaged, spending, on average, 61 minutes per day on our platform compared to 10-20 minutes on dating apps, according to the Frost & Sullivan Study commissioned by Grindr, and 25-35 minutes on social networking apps, according to Statista.

We have grown significantly over the years since our product launch. For the three months ended September 30, 2022 and 2021, we generated $50.4 million and $38.2 million of revenue, respectively, and for the nine months ended September 30, 2022 and 2021, we generated $140.5 million and $100.8 million of revenue, respectively, representing a period-over-period growth of 31.9% and 39.4% as compared to the three-month and nine-month periods in 2021, respectively. We had over 815 and 768 thousand Paying Users for the three and nine months ended September 30, 2022 representing a period-over-period growth of 33.3% and 33.1% as compared to the same period in 2021. In 2021, we generated $145.8 million of revenue, representing year-over-year growth of 39.5% as compared to the combined Legacy Grindr, and its subsidiaries (collectively referred to herein as the “Successor”) 2020 Period and Grindr Holdings LLC, a Delaware limited liability company (f/k/a Grindr Inc., a Delaware corporation, which was f/k/a KL Grindr Holdings Inc., a Delaware corporation) and its subsidiaries (the “Predecessor”) 2020 Period (as defined below) and approximately 601 thousand Paying Users, which is 2.2% higher than our Paying Users from 2020. We have users in over 190 countries or territories and support 21 languages on our platform. On average, profiles on our platform sent over 260.0 million daily messages in 2021.

1  Global Social Networking Applications Industry, Independent Market Research by Frost & Sullivan, March 2022, which was commissioned by Grindr in 2021 and 2022 (the “Frost & Sullivan Study”)

Despite our growth, we believe we are just beginning to scratch the surface of our market opportunity and financial potential. According to the Frost & Sullivan Study commissioned by Grindr, the LGBTQ+ population is growing faster than the overall population and younger generations are driving this growth. We expect this trend to continue as social norms shift, more progressive attitudes surface, and people become more comfortable expressing themselves openly. As this group grows, gains influence, and becomes more digitally connected, we believe we are well positioned to continue to be the leading platform for this group to connect with each other. The Frost & Sullivan Study commissioned by Grindr estimates the global LGBTQ+ population at 538.4 million in 2021 with approximately $10.9 trillion of GDP at purchasing power parity. In 2021, our MAUs and revenue imply we have only captured around 2.0% of the LGBTQ+ population and less than 0.01% of the spend. As the world’s largest social network focused on the LGBTQ+ community, we have significant opportunities to grow both our users and our revenue through new products and services and additional monetization features.

In June 2020, San Vicente Holdings LLC (“SVH”) acquired, through SV Acquisition LLC (“SV Acquisition”), approximately 98.6% interest in the Predecessor from Kunlun Holdings Limited (“Kunlun”). The remaining interest was held as restricted stock. The transaction resulted in related entities being consolidated for financial reporting with the financial statements reflecting the adjustments of assets and liabilities to fair market value (“FMV”) at the transaction date. The Predecessor reorganized and converted to Grindr Holdings LLC through a series of related transactions and entities. To distinguish between the difference in basis of accounting due to the acquisition that occurred on June 10, 2020, the information below presents operations for two periods, Predecessor and Successor, which relate to the periods preceding and the periods succeeding the acquisition, respectively. References to the “Successor 2020 Period” in the discussion below refers to the period from June 11, 2020 to December 31, 2020. References to the “Predecessor 2020 Period” in the discussion below refers to the period from January 1, 2020 to June 10, 2020. We believe that it remains useful to review the operating results for the Successor 2020 Period and Predecessor 2020 Period as combined for purposes of producing an analysis useful to a user of the financial statements. Therefore, some of the discussion below considers our analysis of our financial results for the combined Successor 2020 Period and Predecessor 2020 Period (as defined below) with no pro forma adjustments applied to the periods to reflect the difference in basis.

Prior to the transaction with SVH, we experienced many years of user, revenue, and Adjusted EBITDA growth. As a result of our growth, our infrastructure and systems were not keeping pace, just like many high growth tech companies in similar situations. Following the transaction with SVH, we spent the next several months focused on reassessing strategic priorities, updating its technology infrastructure, upgrading our data systems, stabilizing our product, and optimizing our cost structure. As a result, by 2021 we had a nimbler company with modern tools that resulted in a better and more stable product. This positioned us to take advantage of growth opportunities in 2021 and beyond.

The Grindr mobile application (“Grindr App”) is free to download and provides certain services and features to Grindr’s users for free, and then offers a variety of additional controls and features for users who subscribe to our premium products and services, Grindr XTRA and Grindr Unlimited. A substantial portion of our revenues are derived directly from users in the form of recurring subscription fees, providing our users access to a bundle of features for the period of their subscription, or add-ons to access premium features. Leveraging the strong brand awareness and significant user network stemming from our first mover advantage in the LGBTQ+ social networking space, our historical growth in number of users has been driven primarily by word of mouth referrals or other organic means.

While we have users in over 190 countries and territories, our core markets are currently North America and Europe, from which we derived 87.2%, 87.7%, 89.5%, 86.1%, and 87.8% of our total revenues for the three and nine months ended September 30, 2022, the year ended December 31, 2021, combined Successor 2020 Period and Predecessor 2020 Period, and the year ended December 31, 2019, respectively. We intend to grow our user base and revenues by providing innovative and customized products and services and features to users in targeted geographic regions outside of our current core markets that have a large number of untapped potential users, favorable regulatory environments, and fast-growing economies.

In addition to our revenue generated from subscription fees and premium add-ons, we generate a portion of our revenues from both first-party and third-party advertising. Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which is characterized by a higher-than-average proportion of well-educated, brand-conscious individuals with substantial aggregate global purchasing power. Advertisers on our Grindr App span across many different industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically sold on an impressions basis. Additionally, we contract with a variety of third-party advertisement sales platforms to market and sell digital and mobile advertising inventory on our Grindr App. We will continue to evaluate opportunities to increase inventory with unique advertising units and offerings.

Consolidated Results for the Three Months Ended September 30, 2022 and 2021

For the three months ended September 30, 2022 and 2021, we generated:

•	Revenues of $50.4 million and $38.2 million, respectively. The increase was $12.2 million, or 31.9%.
•	Net Income (Loss) of $(4.7) million and $1.9 million, respectively. The decrease was $6.6 million, or (347.4)%.
•	Adjusted EBITDA of $24.0 million and $20.5 million, respectively. The increase was $3.5 million, or 17.1%.

Consolidated Results for the Nine Months Ended September 30, 2022 and 2021

For the nine months ended September 30, 2022 and 2021, we generated:

•	Revenue of $140.5 million and $100.8 million, respectively. The increase was $39.7 million, or 39.4%.
•	Net Income (Loss) of $(4.3) million and $(1.4) million, respectively. The decrease was $2.9 million, or (207.1)%.
•	Adjusted EBITDA of $65.8 million and $53.7 million, respectively. The increase was $12.1 million, or 22.5%.

Consolidated Results for the Year Ended December 31, 2021 and 2020

For the year ended December 31, 2021, Successor 2020 Period and Predecessor 2020 Period, we generated:

•
Revenue of $145.8 million, $61.1 million, and $43.4 million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $41.3 million, or 39.5%.

•
Net Income (Loss) of $5.1 million, $(11.0) million, and $(2.1) million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $18.2 million, or 138.9%.

•
Adjusted EBITDA of $77.1 million, $35.7 million, and $14.9 million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $26.5 million, or 52.4%. See the section titled “Non-GAAP Financial Measures—Adjusted EBITDA” for more details on the calculations.

The Business Combination and Public Company Costs

On May 9, 2022, Legacy Grindr, Grindr, and Tiga Merger I entered into that certain Merger Agreement, pursuant to which Legacy Grindr was merged with and into Merger Sub I, with  Legacy Grindr surviving the First Merger as a wholly owned subsidiary of Legacy Grindr, and promptly thereafter and as part of the same overall transaction of the First Merger, Legacy Grindr, being the entity that survived the First Merger, merged with and into Merger Sub II, with Merger Sub II being the entity that survived the Second Merger and continuing in existence as a wholly owned subsidiary of Tiga, in accordance with the terms and conditions of the Merger Agreement. Upon Closing, the Company received approximately $105.1 million in gross cash proceeds consisting of approximately $5.1 million from the Tiga trust account, $50.0 million from the sale of forward purchase shares and forward purchase warrants (the “Forward Purchase Commitment”) and an additional $50.0 million from the sale of backstop shares and backstop warrants (the “Backstop Commitment”), prior to the payment of outstanding expenses, payment of outstanding obligations (including the payment of the outstanding Kunlun Holdings Limited (“Kunlun”) Deferred Amount and the distribution made by Legacy Grindr to its unitholders prior to the Closing. In connection with the Business Combination, the Company amended that certain Credit Agreement with Fortress Credit Corp. and other lenders a party thereto, to enable the Company to borrow an aggregate principal amount of $170.8 million through supplemental term loans and Catapult GP II paid approximately $12.0 million to Legacy Grindr to partially repay the outstanding Catapult Note.

While the legal acquirer in the Merger Agreement is Tiga, for financial accounting and reporting purposes under U.S. GAAP, Legacy Grindr is the accounting acquirer and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Grindr for the stock of Legacy Grindr) did not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Grindr in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Grindr became the historical consolidated financial statements of Grindr, and Legacy Grindr’s assets, liabilities, and results of operations were consolidated with Grindr beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Grindr in future reports. The net assets of Legacy Grindr were recognized at historical cost (which was consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.

Upon becoming an SEC-registered and NYSE-listed company at Closing, Grindr hired additional personnel and implemented procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company is classified as an Emerging Growth Company, as defined under the Jumpstart Our Business Act (the “Jobs Act”), which was enacted on April 5, 2012. As a result of the Business Combination, the Company is provided certain disclosure and regulatory relief, provided by the SEC, as an Emerging Growth Company.

Grindr’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

How We Generate Revenue

We currently generate revenue from two revenue streams—Direct Revenue (as defined below) and Indirect Revenue (as defined below). Direct Revenue is revenue generated by our users who pay for subscriptions or add-ons to access premium features. Indirect Revenue is generated by third parties who pay us for access to our users, such as advertising or partnerships.

Direct Revenue is driven predominately by our subscription revenue and premium add-ons. Our current subscription offerings are Grindr XTRA and Grindr Unlimited. Our subscription revenue has grown through organic user acquisition and the viral network effects enabled by our brand and market position. We utilize a freemium model to drive increased user acquisition, subscriber conversions, and monetization on the Grindr App. Many of our users choose to pay for premium features and functionalities, such as access to more user profiles, ad-free environments, advanced filters, unlimited blocks and favorites, and the ability to send multiple photos at the same time, to enhance their user experience. By continuously introducing new premium features, we continue to increase our Paying Users and average revenue per paying user.

For the years ended December 31, 2021, the combined Successor Period 2020 and Predecessor Period 2020, and 2019, our Adjusted Direct Revenue (as defined below) accounted for 80.2%, 93.1%, and 77.3% of our total revenue, respectively. For the three and nine months ended September 30, 2022 and the three and nine months ended September 30, 2021, our Adjusted Direct Revenue (as defined below) accounted for 85.7%, 84.3%, 79.8% and 81.0% of our total revenue, respectively.

Indirect Revenue primarily consists of revenue generated by third parties who pay us for access to our users, including advertising, partnerships, merchandise, and other non-direct revenue. Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which generally consists of well-educated individuals with significant global purchasing power. We have attracted advertisers from a diverse array of industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically on a CPM basis. We contract with a variety of third-party ad platforms to market and sell digital and mobile advertising inventory on our Grindr App. In exchange for facilitating the advertising process, we pay the relevant third-party ad platform a share of the revenue derived from the advertisements they place on the Grindr App. We intend to continue to grow our Indirect Revenue through advertising, partnerships, merchandise, and other non-direct initiatives.

Operating and Financial Metrics

(in thousands, except Adjusted ARPPU, ARPPU and ARPU)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Key Operating Metrics
Paying Users	815	611	768	577
Adjusted Average Direct Revenue per Paying User	$17.67	$16.66	$17.12	$15.72
Average Direct Revenue per Paying User	$17.67	$16.66	$17.12	$15.55
Average Total Revenue per User	$1.35	$1.15	$1.29	$1.06

	Successor		Predecessor
(in thousands, except Adjusted ARPPU, ARPPU and ARPU)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Key Operating Metrics
Paying Users	601	579	601	618
Adjusted Average Direct Revenue per Paying User	$16.21	$14.88	$12.44	$11.33
Average Direct Revenue per Paying User	$16.08	$12.76	$12.44	$11.32
Monthly Active Users	10,799	N/A	N/A	N/A
Average Total Revenue per User	$1.13	N/A	N/A	N/A

($ in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Key Financial and Non-GAAP Metrics(1)
Revenue	$50,402	$38,249	$140,487	$100,812
Adjusted Direct Revenue	$43,209	$30,537	$118,364	$81,625
Indirect Revenue	7,193	7,712	22,123	20,079
Net income (loss)	$(4,663)	$1,894	$(4,343)	$(1,433)
Net income (loss) margin	-9.3%	5.0%	-3.1%	-1.4%
Adjusted EBITDA	$24,034	$20,492	$65,778	$53,698
Adjusted EBITDA Margin	47.7%	53.6%	46.8%	53.3%
Net cash provided by operating activities			$36,794	$18,852

	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Key Financial and Non-GAAP Metrics(1)
Revenue	$145,833	$61,078	$43,385	$108,698
Adjusted Direct Revenue	$116,931	$57,462	$39,844	$84,046
Indirect Revenue	$29,802	$11,810	$3,545	$24,698
Net income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Net income (loss) margin	3.5%	(17.9)%	(4.9)%	7.1%
Adjusted EBITDA	$77,054	$35,733	$14,924	$50,453
Adjusted EBITDA Margin	52.8%	58.5%	34.4%	46.4%
Net cash provided by operating activities	$34,430	$9,602	$16,456	$37,973

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Non-GAAP Financial Measures” for additional information and a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of Direct Revenue to Adjusted Direct Revenue.

•
Paying Users. A Paying User is a user that has purchased or renewed a Grindr subscription and/or purchased a premium add-on on the Grindr App. We calculate Paying Users as a monthly average, by counting the number of Paying Users in each month and then dividing by the number of months in the relevant measurement period. Paying Users is a primary metric that we use to judge the health of our business and our ability to convert users to purchasers of our premium features. We are focused on building new products and services and improving on existing products and services, as well as launching new pricing tiers and subscription plans, to drive payer conversion.

•	ARPPU. We calculate ARPPU based on Direct Revenue in any measurement period, divided by Paying Users in such a period divided by the number of months in the period.
•
Adjusted ARPPU. We calculate adjusted ARPPU based on Adjusted Direct Revenue (excluding purchase accounting adjustments) in any measurement period, divided by Paying Users in such a period divided by the number of months in the period.

•
MAUs. A MAU, or Monthly Active User, is a unique device that demonstrated activity on the Grindr App over the course of the specified period. Activity on the app is defined as opening the app, chatting with another user, or viewing the cascade of other users. Grindr also excludes devices where all linked profiles have been banned for spam. We calculate MAUs as a monthly average, by counting the number of MAUs in each month and then dividing by the number of months in the relevant period. We use MAUs to measure the number of active users on our platform on a monthly basis and to understand the pool of users we can potentially convert to Paying Users. We revised our MAU calculation method in November 2020. For periods prior to this, our ability to accurately validate the newly defined metric is restricted by privacy related data retention policies; therefore, MAU is not presented for any periods prior to 2021.

•
ARPU. We calculate ARPU based on Total Revenue in any measurement period, divided by our MAUs in such a period divided by the number of months in the period. As we expand our monetization product offerings, develop new verticals, and grow our community of users, we believe we can continue to increase our ARPU.

Non-GAAP Profitability

We use net income (loss) and net cash provided by operating activities to assess our profitability and liquidity, respectively. In addition to net income (loss) and net cash provided by operating activities, we also use the following measure:

•
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) excluding income tax provision, interest expense, depreciation and amortization, stock-based compensation expense, non-core expenses/losses (gains). Non-core expenses/losses (gains) include purchase accounting adjustments related to deferred revenue, transaction-related costs, asset impairments, management fees, and interest income from the related party loan to Catapult GP II. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

•
Adjusted Direct Revenue. We define Adjusted Direct Revenue as Direct Revenue adjusted for the release of the fair value adjustment of deferred revenue into revenue of the acquired deferred revenue due to the June 10, 2020, acquisition (See Note 3 to Grindr’s audited consolidated financial statements beginning on page F-82 of the final prospectus and definitive proxy statement for additional information).

Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Direct Revenue are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Direct Revenue are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr Non-GAAP Financial Measures” for additional information and a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of Direct Revenue to Adjusted Direct Revenue.

Key Factors Affecting our Performance

Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors” of the final prospectus and definitive proxy statement.

Growth in User Base and Paying Users

We acquire new users through investments in marketing and brand as well as through word of mouth from existing users and others. We convert these users to Paying Users by introducing premium features which maximize the probability of developing meaningful connections, improve the experience, and provide more control. For the three months ended September 30, 2022 and 2021, we had over 815 thousand and 611 thousand Paying Users, respectively, representing an increase of 33.3% period over period and for the nine months ended September 30, 2022 and 2021, we had over 768 thousand and 577 thousand Paying Users, respectively, representing an increase of 33.1% period over period. We grow Paying Users by acquiring new users and converting new and existing users to purchasers of one of our subscription plans or in-app offerings. As we scale and our community grows larger, we are able to facilitate more meaningful interactions as a result of the wider selection of potential connections. This in turn increases our brand awareness and increases conversion to one of our premium products and services. Our revenue growth primarily depends on growth in Paying Users. While we believe we are in the early days of our opportunity, at some point we may face challenges increasing our Paying Users, including competition from alternative products and services and lower adoption of certain product features.

Expansion into New Geographic Markets

We are focused on growing our platform globally, including through entering new markets and investing in under-penetrated markets. Expanding into new geographies will require increased costs related to marketing, as well as localization of product features and services. Potential risks to our expansion into new geographies will include competition and compliance with foreign laws and regulations. As we expand into certain new geographies, we may see an increase in users who prefer to access premium features through our add-on options rather than through our subscription packages, which could impact our ARPPU. We may also see a lower propensity to pay as we enter certain new markets with additional competitors and cost and revenue profiles.

Growth in ARPPU

We have developed a sophisticated understanding of the value our users derive from becoming Paying Users on our platform. We continually develop new monetization features and improve existing features in order to increase adoption of premium add-ons and our subscription programs. Many variables will impact our ARPPU, including the number of Paying Users, mix of monetization offerings on our platform, effect of demographic shifts, geographic differences on all of these variables, and changes in mobile app store policies. Our pricing is in local currency and may vary between markets. As foreign currency exchange rates change, translation of the statements of operations into U.S. dollars could negatively impact revenue and distort year-over-year comparability of operating results. To the extent our ARPPU growth slows, our revenue growth will become increasingly dependent on our ability to increase our Paying Users.

Investing in Growth While Driving Long-Term Profitability

Key investment areas for our platform include machine learning capabilities, including continually improving our technology; features that prioritize security and privacy; and new premium offerings that add incremental value to Paying Users.

Attracting and Retaining Talent

Our business relies on our ability to attract and retain our talent, including engineers, data scientists, product designers and product developers. As of September 30, 2022, we had over 183 full-time employees; of which employees, approximately 57% work in engineering and product development. We believe that people want to work at a company that has purpose and aligns with their personal values, and therefore our ability to recruit talent is aided by our mission and brand reputation. We compete for talent within the technology industry.

Impact of COVID-19

In March 2020, the World Health Organization declared the Coronavirus Disease 2019 (“COVID-19”) a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While some of these measures have been relaxed over the past few months in certain parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, and could materially adversely affect demand, or users’ ability to pay, for our products and services. In response to the COVID-19 outbreak, we have taken several precautions that may adversely impact employee productivity, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing office locations. We continue to monitor the rapidly-evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and there may be developments outside our control requiring us to adjust our operating plan. As such, given the unprecedented uncertainty around the duration and severity of the impact on market conditions and the business environment, we cannot reasonably estimate the full impacts of the COVID-19 pandemic on our operating results in the future. We believe the COVID-19 pandemic was a factor that suppressed user activity, particularly between March 2020 to July 2020, when in-person engagement across the markets in which we operate was severely impacted, and caused some users to be less active or cancel their subscriptions. For additional information, see the section titled “Risk Factors” of this Current Report on Form 8-K.

Factors Affecting the Comparability of Our Results

General economic trends. General economic trends and conditions, including demographic changes, employment rates, job growth, user confidence, and disposable income, have a substantial effect on both our users’ ability and desire to purchase premium subscriptions and advertisers’ ability and willingness to advertise on our network, thereby affecting both of our major revenue streams and our financial results over time and the year-over-year comparability of operating results.

Governmental regulations. New governmental policies and regulations can affect our business in meaningful ways, even when such policies and regulations are not specifically related to the LGBTQ+ community. For example, the implementation of GDPR in Europe has given end-users more control over how their data and personal information are utilized and has thereby adversely affected our European advertisers’ ability to specifically target these users. This new regulation has had a stagnating effect on our indirect revenue growth trajectory in Europe. The implementation of similar regulations in other regions of the world, or new regulations that affect our ability to monetize the data received from our users, could have a significant impact on our operating results and ability to grow our business.

Temporary variability in general advertising spend. Our ability to maintain consistently high advertiser demand for our platform can be affected by seasonal or temporary trends in advertisers’ appetites to engage with our users or our brand. For example, events that result in temporary positive or negative publicity for our company (even if unfounded) may play a significant role in our advertisers’ desire to continue to advertise on our platform. Further, general economic conditions may lead to changes in advertising spending in general, which could have a significant impact on our results of operations. Such fluctuations in advertising demand are often unpredictable and likely temporary, but could have a significant impact on the financial condition of our business.

International market pricing and changes in foreign exchange rates. The Grindr App has MAUs in over 190 countries and territories. Our international revenues represented 38.3%, 37.5%, 35.8%, 42.7%, and 36.7% of total revenue for the three and nine months ended September 30, 2022, the year ended December 31, 2021, combined Successor 2020 Period and Predecessor 2020 Period, and the year ended December 31, 2019, respectively. We vary our pricing to align with local market conditions and our international businesses typically earn revenues in local currencies. In addition, some of the parties we work with utilize internally generated foreign exchange rates that may differ from other foreign exchange rates, which could impact our results of operations.

Key Components of Our Results of Operations

Revenues

We currently generate revenue from two revenue streams—Direct Revenue and Indirect Revenue. Direct Revenue is revenue generated by our users who pay for subscriptions or premium add-ons to access premium features. Indirect Revenue is generated by third parties who pay us for access to our users, such as advertising and partnerships. As we continue to expand and diversify our revenue streams, we anticipate increasing monetization from premium add-ons, contributing to increase in revenues over time.

Direct Revenues. Direct Revenues are reported gross of fees for subscriptions and premium add-ons as we are the primary party obligated in our transactions with customers and therefore, we act as the principal. Our subscription revenues are generated through the sale of monthly subscriptions that are currently offered in one, three, six and twelve-month subscription periods. Subscribers pay in advance, primarily through third party partners, including iTunes, Google Play, and Stripe, according to our terms and conditions. Subscription revenues, net of taxes and chargebacks, are recognized on a monthly basis over the term of the subscription.

Indirect Revenues. Indirect Revenues primarily consists of revenue generated by third parties who pay us for access to our users, including advertising, partnerships, and merchandise.

Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which generally consists of well-educated individuals with significant global purchasing power. We have attracted advertisers from a diverse array of industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically on a CPM basis. We contract with a variety of third-party ad platforms to market and sell digital and mobile advertising inventory on our Grindr App. In exchange for facilitating the advertising process, we pay the relevant third-party ad platform a share of the revenue derived from the advertisements they place on the Grindr App.

Cost of Revenue and Operating Expenses

Cost of Revenue. Cost of revenue consists primarily of the distribution fees which we pay to Apple and Google, infrastructure costs associated with supporting the Grindr App and our advertising efforts, which stem largely from our use of Amazon Web Services, and costs associated with content moderation, which involve our outsourced teams in Honduras and the Philippines ensuring that users are complying with our community standards.

Selling, General, and Administrative Expenses. Selling, general and administrative expenses consists primarily of sales and marketing expenditures, compensation and other employee-related costs for our employees, costs related to outside consultants and general administrative expenses, including for our facilities, information technology and infrastructure support. We plan to continue to expand sales and marketing efforts to attract new users, retain existing users and increase monetization of both our new and existing users. It also includes the expense from settlement of vested incentive units consisting of cash payments associated with closing out prior incentive plans and transitioning to new incentive plans in connection with Kunlun’s acquisition of our equity interests in 2016 and 2018. Such cash payments were based upon the value of the vested incentive units at the time of settlement.

Product Development Expense. Product development expense consists primarily of employee-related and contractor costs for personnel engaged in the design, development, testing and enhancement of product offerings, features, and related technology.

Depreciation and Amortization. Depreciation is primarily related to computers, equipment, furniture, fixtures, and leasehold improvements. Amortization is primarily related to capitalized software, acquired intangible assets (customer relationships, technology, etc.) as well as trademarks, patents, and copyrights.

Other (Expense) Income

Interest (Expense) Income, Net. Interest (expense) income, net consists of interest income received on related party loans and interest expense incurred in connection with our long-term debt.

Other Income (Expense), Net. Other income (expense), net consists of realized exchange rate gains or losses, unrealized exchange rate gains or losses, charitable contributions.

Income Tax Provision (Benefit). Income tax provision (benefit) represents the income tax expense associated with our operations based on the tax laws of the jurisdictions in which we operate. Foreign jurisdictions have different statutory tax rates than the United States. Our effective tax rates will vary depending on the relative proportion of foreign to domestic income, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Operations

Year Ended December 31, 2021 Compared to the Period from June 11, 2020 to December 31, 2020 (Successor) and the Period from January 1, 2020 to June 10, 2020 Compared to the Year Ended December 31, 2019 (Predecessor)

Results of Operations	Successor				Predecessor
($ in thousands)	Year ended December 31, 2021	% of Total Revenue	Period from June 11, 2020 to December 31, 2020	% of Total Revenue	Period from January 1, 2020 to June 10, 2020	% of Total Revenue	Year ended December 31, 2019	% of Total Revenue
Consolidated Statements of Operations and Comprehensive Income (Loss)
Revenues	$145,833	100.0%	$61,078	100.0%	$43,385	100.0%	$108,698	100.0%
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	37,358	25.6%	18,467	30.2%	12,954	29.9%	27,545	25.3%
Selling, general and administrative expenses	30,618	21.0%	15,671	25.7%	15,583	36.0%	32,573	30.0%
Product development expense	10,913	7.5%	7,278	11.9%	7,136	16.4%	11,059	10.2%
Depreciation and amortization	43,234	29.6%	17,639	28.9%	10,642	24.5%	27,412	25.2%
Total operating costs and expenses	122,123	83.7%	59,055	96.7%	46,315	106.8%	98,589	90.7%
Income (loss) from operations	23,710	16.3%	2,023	3.3%	(2,930)	-6.8%	10,109	9.3%
Other (expense) income
Interest (expense) income, net	(18,698)	-12.8%	(15,082)	-24.7%	277	0.6%	386	0.3%
Other income (expense), net	1,288	0.9%	142	0.2%	(76)	-0.2%	(348)	-0.3%
Total other (expense) income	(17,410)	-11.9%	(14,940)	-24.5%	201	0.4%	38	—%
Net income (loss) before income tax	6,300	4.3%	(12,917)	-21.1%	(2,729)	-6.3%	10,147	9.3%
Income tax provision (benefit)	1,236	0.8%	(1,958)	-3.2%	(615)	-1.4%	2,441	2.2%
Net income (loss) and comprehensive income (loss)	$5,064	3.5%	$(10,959)	-17.9%	$(2,114)	-4.9%	$7,706	7.1%
Net income (loss) per share	$0.05		$(0.11)		$(0.02)		$0.08

Revenues

Revenues for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $145.8 million, $61.1 million, and $43.4 million, respectively. The $41.3 million increase, or 39.5% growth rate, for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was due to an increase in Direct Revenue of $26.9 million, or 30.2%, to $116.0 million and an increase in Indirect Revenue of $14.4 million, or 94.1%, to $29.8 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 27.3%, or $3.46, to $16.08 in 2021 from $12.63 in the combined Successor 2020 Period and Predecessor 2020 Period. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans during the year ended December 31, 2021. Adjusted Direct Revenue was $116.9 million and Adjusted ARPPU was $16.21 for the year ended December 31, 2021. In 2021, Paying Users increased by 13 thousand to 601 thousand, from 588 thousand in the combined Successor 2020 Period and Predecessor 2020 Period, as we released new monetization features for our subscription plans. The increase in Indirect Revenue was primarily drive by year-over-year growth in advertising revenue. In January 2020, one of our third-party advertising partners, MoPub (recently acquired by Applovin), temporarily suspended our partnership due to a negative report concerning Grindr’s data policies. In response to this, Grindr worked with MoPub to address these concerns and the partnership was reinstated in mid-2020. Since then, Grindr’s Indirect Revenue has rebounded, contributing to the year-over-year increase in 2021. COVID-19 adversely affected our business for part of 2021 and most of 2020. Given the 2020 acquisition by San Vicente and the impact of COVID-19, we took the opportunity to focus our efforts internally by reassessing strategic priorities, updating our technology infrastructure, upgrading our data systems, stabilizing our product, and optimizing our cost structure. The result was to position the company for significant revenue growth in 2021 and a business better positioned for future growth. See the section titled “Risk Factors” of this Current Report on Form 8-K.

Revenues for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $61.1 million, $43.4 million, and $108.7 million, respectively. The decrease for the combined Successor 2020 Period and Predecessor 2020 Period compared to the year ended December 31, 2019 of $4.2 million, or (3.9)%, was due to an increase of $5.1 million, or 6.1%, in Direct Revenue to $89.1 million and a decrease of $9.3 million, or 37.8%, in Indirect Revenue to $15.4 million. The increase in Direct Revenue was primarily due to an increase in ARPPU, associated with a favorable shift in mix of premium tier Paying Users. In the combined Successor 2020 Period and Predecessor 2020 Period, ARPPU increased by 11.5%, or $1.30, to $12.63 from $11.33 in 2019. Adjusted Direct Revenue was $97.3 million and Adjusted ARPPU was $13.79 for the combined Successor 2020 Period and Predecessor 2020 Period. The increases in Adjusted ARPPU and in ARPPU were partially offset by a decrease in Paying Users of 30 thousand to 588 thousand in the combined Successor 2020 Period and Predecessor 2020 Period. COVID-19 had a much larger impact on our lower priced tier, XTRA, user base. The decrease in Indirect Revenue was primarily driven by year-over-year decline in advertising revenue, which was due to the MoPub suspension discussed in the previous paragraph.

Revenues from operations in the United States increased by $33.7 million, or 56.3%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period. During this same period, revenues from operations in the United Kingdom increased by $1.4 million, or 15.6%, and revenues from operations in the remainder of the world increased by $6.2 million, or 17.6%. These changes are consistent with revenue changes previously noted.

Revenues from operations in the United States decreased by $8.9 million, or (12.9)%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019. During this same period, revenues from operations in the United Kingdom increased by $0.3 million, or 3.6%, and revenues from operations in the remainder of the world increased by $4.3 million, or 13.9%. These changes are consistent with revenue changes previously noted.

Cost of revenue

Cost of revenue for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $37.4 million, $18.5 million, and $13.0 million, respectively. Cost of revenue increased by $5.9 million, or 18.7%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period. This increase was primarily due to growth in distribution fees (consistent with direct revenue growth) and increased infrastructure costs associated with our primary information systems vendors.

Cost of revenue for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $18.5 million, $13.0 million, and $27.5 million, respectively. Cost of revenue increased by $4.0 million, or 14.5%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019. This increase was primarily due to growth in distribution fees and infrastructure costs.

Selling, general and administrative expense

Selling, general and administrative expense for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $30.6 million, $15.7 million, and $15.6 million respectively. Selling, general and administrative expenses decreased $0.7 million, or (2.2)%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to lower user acquisition spend and decreased contractor expenses. These decreases were partially offset by increased full-time employee-related expenses associated with headcount growth.

Selling, general and administrative expense for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $15.7 million, $15.6 million, and $32.6 million respectively. Selling, general and administrative expense decreased $1.3 million, or (4.0)%, in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019 primarily due to lower office, travel, and other general administrative expenses, as a result of the COVID-19 lockdown.

Product development expense

Product development expense for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $10.9 million, $7.3 million, and $7.1 million, respectively. Product development expense decreased $3.5 million, or (24.3)%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, due to lower contractor expenses, partially offset by increased full-time employee-related expenses.

Product development expense for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019, were $7.3 million, $7.1 million, and $11.1 million, respectively. Product development expense increased $3.3 million, or 29.7%, in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, due to higher employee and contractor related expenses.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $43.2 million, $17.6 million, and $10.6 million, respectively. Depreciation and amortization increased $15.0 million, or 53.2%, in the year ended December 31, 2021 as compared to the Successor 2020 Period and Predecessor 2020 Period, primarily due to an increase in acquired intangibles amortization due to the acquisition in June 2020, as certain customer related intangible assets were amortized under an accelerated amortization schedule, with higher amounts expensed in 2021 compared to the Successor 2020 Period and Predecessor 2020 Period combined. This increase was partially offset by a decrease in intangible impairment expense.

Depreciation and amortization for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $17.6 million, $10.6 million, and $27.4 million respectively. Depreciation and amortization increased $0.8 million, or 2.9%, in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, primarily due an increase in intangible asset impairment expense which resulted in less amortization for the year ended December 31, 2019. This decrease was partially offset by an increase in acquired intangible amortization expense.

Interest (expense) income, net

Interest income for the year ended 2021 primarily relates to a $30 million promissory note from Catapult GP II in conjunction with the common units purchased on April 27, 2021. Total promissory note bears interest at 10.0% per annum. Total amount of interest income related to the note for the successor year ended December 31, 2021 was $2.0 million. Interest income during the Predecessor period 2020 and year ended December 31, 2019 was $0.3 million, and $0.4 million, respectively, primarily related to interest earned on a $14.0 million loan to Kunlun bearing an interest rate of 2.0% per annum. See Note 9 and Note 17 to Grindr’s audited consolidated financial statements beginning on page F-70 and F-102, respectively, of the final prospectus and definitive proxy statement for additional information.

Interest expense relates primarily to the $192.0 million credit agreement entered into in the Successor 2020 Period. Total amount of interest expense related to the credit agreement for the successor year ended December 31, 2021 and Successor 2020 Period was $20.7 million and $15.1 million respectively. See Note 1 to Grindr’s audited consolidated financial beginning on page F-70 of the final prospectus and definitive proxy statement for additional information.

Interest (expense) income, net for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $(18.7) million, $(15.1) million, and $0.3 million, respectively.

Interest (expense) income, net increased by $3.9 million in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to the additional interest expense associated with raising $192.0 million in debt June 2020. The higher interest expense was partially offset by an increase in interest income associated with a loan arrangement.

Interest (expense) income, net for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $(15.1) million, $0.3 million, and $0.4 million, respectively. Interest (expense) income, net changed by $15.2 million from interest expense, net in the combined Successor 2020 Period and Predecessor 2020 Period to interest income, net during the year ended December 31, 2019, primarily due to greater interest expense associated with raising $192.0 million in debt June 2020.

Other income (expense), net

Other income includes primarily the forgiveness of the Paycheck Protection Program Loan (“PPP loan”). See Note 11 to Grindr’s audited consolidated financial statements beginning on page F-90 of the final prospectus and definitive proxy statement for additional information. Other expenses include primarily expenses such as charitable contributions, exchange rate gains or losses.

Other income (expense), net for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $1.3 million, $0.1 million, and $(0.1) million, respectively. Other income (expense), net increased by $1.3 million in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to forgiveness received on our $1.5 million PPP Loan in October 2021.

Other income (expense), net for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $0.1 million, $(0.1) million, and $(0.3) million, respectively. Other income (expense), net increased by $0.4 million in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, primarily due to exchange rate gain/loss changes and a decrease in charitable contributions.

Income tax provision (benefit)

We recorded income tax provision (benefit) as follows:

	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Current income tax provision (benefit):
Federal	$4,828	$1,461	$760	$341
State	711	521	193	(73)
International	9	—	—	—
Total current tax provision (benefit):	5,548	1,982	953	268
Deferred income tax provision (benefit):
Federal	(4,436)	(3,552)	(1,304)	2,170
State	124	(388)	(264)	3
International	—	—	—	—
Total deferred tax provision (benefit)	(4,312)	(3,940)	(1,568)	2,173
Total income tax provision (benefit)	$1,236	$(1,958)	$(615)	$2,441

Our effective tax rates in fiscal 2022 and future periods may fluctuate, as a result of changes in our forecasts where losses cannot be benefited due to the existence of valuation allowances on our deferred tax assets, changes in actual results versus our estimates, or changes in tax laws, regulations, accounting principles, or interpretations thereof.

Net income (loss)

Net income (loss) for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period was $5.1 million, $(11.0) million, and $(2.1) million, respectively. Net income increased by $18.2 million to $5.1 million net income in the year ended December 31, 2021 from a $13.1 million net loss in the combined Successor 2020 Period and Predecessor 2020 Period.

Net income (loss) for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 was $(11.0) million, $(2.1) million, and $7.7 million, respectively. Net income decreased by $20.8 million to $13.1 million net loss in the combined Successor 2020 Period and Predecessor 2020 Period from $7.7 million net income in the year ended December 31, 2019.

Three Months Ended September 30, 2022 Compared to the Three Months Ended September 30, 2021 and Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

Results of Operations
($ in thousands)	Three Months Ended September 30, 2022	% of Total Revenue	Three Months Ended September 30, 2021	% of Total Revenue	Nine Months Ended September 30, 2022	% of Total Revenue	Nine Months Ended September 30, 2021	% of Total Revenue
Consolidated Statements of Operations and Comprehensive Income (Loss)
Revenues	$50,402	100.0%	$38,249	100.0%	$140,487	100.0%	$100,812	100.0%
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,955	25.7%	9,621	25.2%	36,758	26.2%	25,723	25.5%
Selling, general and administrative expenses	20,331	40.3%	8,335	21.8%	53,822	38.3%	21,798	21.6%
Product development expense	4,159	8.3%	2,841	7.4%	11,981	8.5%	7,422	7.4%
Depreciation and amortization	9,097	18.0%	10,708	28.0%	27,215	19.4%	32,534	32.3%
Total operating costs and expenses	46,542	92.3%	31,505	82.4%	129,776	92.4%	87,477	86.8%
Income (loss) from operations	3,860	7.7%	6,744	17.6%	10,711	7.6%	13,335	13.2%
Other (expense) income
Interest (expense) income, net	(4,786)	(9.5)%	(4,300)	(11.2)%	(10,998)	(7.8)%	(14,863)	(14.7)%
Other income (expense), net	(263)	(0.5)%	(89)	(0.2)%	(329)	(0.2)%	(119)	(0.1)%
Total other (expense) income	(5,049)	(10.0)%	(4,389)	(11.5)%	(11,327)	(8.1)%	(14,982)	(14.9)%
Net income (loss) before income tax	(1,189)	(2.4)%	2,355	6.2%	(616)	(0.4)%	(1,647)	(1.6)%
Income tax provision (benefit)	3,474	6.9%	461	1.2%	3,727	2.7%	(214)	(0.2)%
Net income (loss) and comprehensive income (loss)	$(4,663)	(9.3)%	$1,894	5.0%	$(4,343)	(3.1)%	$(1,433)	(1.4)%
Net income (loss) per share	$(0.04)		$0.02		$(0.04)		$(0.01)

Revenues

Revenues for the three months ended September 30, 2022 and 2021 were $50.4 million and $38.2 million, respectively. The $12.2 million increase, or 31.9%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021 was due to an increase in Direct Revenue of $12.7 million, or 41.6%, from $30.5 million to $43.2 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 6.1%, or $1.01, to $17.67 for the three months ended September 30, 2022, from $16.66 for the three months ended September 30, 2021. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans in 2021. Adjusted Direct Revenue was $43.2 million and $30.5 million, Adjusted ARPPU was $17.67 and $16.66 for the three months ended September 30, 2022 and 2021, respectively. For the three months ended September 30, 2022 and 2021, Paying Users increased by 204 thousand from over 611 thousand to over 815 thousand. We made various product changes and released new monetization features for our subscription plans, which resulted in growth in our MAUs as well as higher conversion of those MAUs into Paying Users. The increase in Indirect Revenue was primarily driven by year-over-year growth in advertising revenue. Advertising revenue increased for the three months ended September 30, 2022, as compared to the same time period in 2021, primarily because we sold a greater number of impressions to our direct advertisers via our brand sales team as well as to our self-serve advertisers via our third-party partnership with Bucksense.

Revenues for the nine months ended September 30, 2022 and 2021 were $140.5 million and $100.8 million, respectively. The $39.7 million increase, or 39.4%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 was due to an increase in Direct Revenue of $37.7 million, or 46.7%, from $80.7 million to $118.4 million and an increase in Indirect Revenue of $2.0 million, or 10.0%, from $20.1 million to $22.1 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 10.1%, or $1.57, to $17.12 for the nine months ended September 30, 2022 from $15.55 for the nine months ended September 30, 2021. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans in 2021. Adjusted Direct Revenue was $118.4 million and $81.6 million, Adjusted ARPPU was $17.12 and $15.72 for the nine months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2022 and 2021, Paying Users increased by 191 thousand from over 577 thousand to over 768 thousand, as we made various product changes and released new monetization features for our subscription plans, which resulted in growth in our MAUs as well as higher conversion of those MAUs into Paying Users. The increase in Indirect Revenue was primarily driven by year-over-year growth in advertising revenue. Advertising revenue increased, as we optimized our ad unit strategy throughout 2021, resulting in fewer ad impressions being sold at a higher blended cost per ad impression to advertisers on our platform.

For the three months ended September 30, 2022 and 2021, revenues from operations in the United States increased by $7.6 million, or 32.3%. During this same period, revenues from operations in the United Kingdom increased by $0.7 million, or 22.6%, and revenues from operations in the remainder of the world increased by $3.9 million, or 33.6%. The reasons for these changes are consistent with revenue changes previously noted.

For the nine months ended September 30, 2022 and 2021, revenues from operations in the United States increased by $24.4 million, or 38.4%. During this same period, revenues from operations in the United Kingdom increased by $2.7 million, or 34.6%, and revenues from operations in the rest of the world increased by $12.7 million, or 43.1%. The reasons for these changes are consistent with revenue changes previously noted.

Cost of revenue

Cost of revenue for the three months ended September 30, 2022 and 2021 were $13.0 million and $9.6 million, respectively. The $3.4 million increase, or 35.4%, was primarily due to a $2.1 million growth in distribution fees (consistent with direct revenue growth), $0.7 million in increased infrastructure costs associated with our primary information systems vendors, and $0.4 million higher content moderation expenses required to support user growth.

Cost of revenue for the nine months ended September 30, 2022 and 2021 were $36.8 million and $25.7 million, respectively. The $11.1 million increase, or 43.2%, was primarily due to a $6.7 million growth in distribution fees (consistent with direct revenue growth), a $3.2 million increase infrastructure costs associated with our primary information systems vendors, and $1.2 million higher content moderation expenses required to support user growth.

Selling, general and administrative expense

Selling, general and administrative expense for the three months ended September 30, 2022 and 2021 were $20.3 million and $8.3 million, respectively. The $12.0 million increase, or 144.6%, was primarily due to a $9.0 million increase in equity compensation expense due to the Series P unit modification that occurred in the second quarter of 2022, as well as $2.1 million in higher personnel expenses associated with headcount growth in functional areas such as customer experience, recruiting and IT. The increase was also due to higher outside service fees for recruiting, audit, tax, and other consulting services, branding and marketing costs, as well as other general and administrative expenses, such as general liability insurance, office software, and business travel and entertainment.

Selling, general and administrative expense for the nine months ended September 30, 2022 and 2021 were $53.8 million and $21.8 million, respectively. The $32.0 million increase, or 146.8%, was primarily due to a $21.6 million increase in equity compensation expense resulting from the Series P unit modification that occurred in the second quarter of 2022, as well as $6.8 million in higher personnel expenses associated with headcount growth in functional areas such as customer experience, recruiting and IT. The increase was also due to higher outside service fees for audit, tax, recruiting, and other consulting services, branding and marketing costs, as well as other general and administrative expenses, such as general liability insurance, office software, and business travel and entertainment.

Product development expense

Product development expense for the three months ended September 30, 2022 and 2021 were $4.2 million and $2.8 million, respectively. The $1.4 million increase, or 50.0%, was due to increased full-time employee-related expenses primarily associated with headcount growth.

Product development expense for the nine months ended September 30, 2022 and 2021 were $12.0 million and $7.4 million, respectively. The $4.6 million increase, or 62.2%, was due to increased full-time employee-related expenses primarily associated with headcount growth.

Depreciation and amortization

Depreciation and amortization for the three months ended September 30, 2022 and 2021 were $9.1 million and $10.7 million, respectively. The $1.6 million decrease, or (15.0)%, was primarily due to a decrease in acquired intangibles amortization. Certain customer related intangible assets arising from the acquisition in June 2020 are amortized under an accelerated amortization schedule, with lower amounts expensed during the three months ended September 30, 2022 compared to the same period in 2021.

Depreciation and amortization for the nine months ended September 30, 2022 and 2021 were $27.2 million and $32.5 million, respectively. The $5.3 million decrease, or (16.3)%, was primarily due to a decrease in acquired intangibles amortization. Certain customer related intangible assets arising from the acquisition in June 2020 are amortized under an accelerated amortization schedule, with lower amounts expensed during the nine months ended September 30, 2022 compared to the same period in 2021.

Interest (expense) income, net

Interest (expense) income, net for the three months ended September 30, 2022, and 2021 were $(4.8) million and $(4.3) million, respectively. The $0.5 million increase, or 11.6%, was primarily due to $0.6 million higher interest expense from higher debt balance and increased interest rates starting in June 2022. This increase was partially offset by an increase in interest income associated with a related party loan arrangement to Catapult GP II. See Note 5 to Grindr’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2022 filed as Exhibit 99.4 to this Current Report on Form 8-K.

Interest (expense) income, net for the nine months ended September 30, 2022 and 2021 were $(11.0) million and $(14.9) million, respectively. The $3.9 million decrease, or (26.2)%, was primarily due to $2.8 million lower interest expense due to lower debt balance and interest rates through June 2022, partially offset by higher debt balance and increased interest rates starting in June 2022. Also contributing to the overall decrease was a $1.1 million increase in interest income associated with a related party loan arrangement to Catapult GP II. See Note 5 to Grindr’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2022 filed as Exhibit 99.4 to this Current Report on Form 8-K.

Other income (expense), net

Other income (expenses), net include primarily expenses such as charitable contributions and exchange rate gains or losses.

Other income (expense), net for the three months ended September 30, 2022 and 2021 were $(0.3) million and $(0.1) million, respectively.

Other income (expense), net for the nine months ended September 30, 2022, and 2021 were $(0.3) million and $(0.1) million, respectively.

Income tax provision (benefit)

Our effective tax rates in fiscal 2022 and future periods may fluctuate, as a result of changes in our forecasts where losses cannot be benefited due to the existence of valuation allowances on our deferred tax assets, changes in actual results versus our estimates, or changes in tax laws, regulations, accounting principles, or interpretations thereof.

Ordinarily, in determining the quarterly provisions for income taxes, the Company uses an estimated annual effective tax rate, which is generally based on our expected annual income and statutory tax rates in the U.S. and Canada.  Due to the difficulty forecasting the calendar year 2022 of income (loss) by jurisdiction, we determined the estimated annual effective rate method would not provide a reliable estimate of the Company’s overall annual effective tax rate. As such, we have calculated the tax provision using the actual effective rate for the nine months ended September 30, 2022.  In addition, the effect of changes in enacted tax laws or rates and tax status is recognized in the interim period in which the change occurs.

Income tax provision (benefit) for the three months ended September 30, 2022 increased by $3.0 million, and the effective tax rate decreased by (310.2) percentage points, compared to the three months ended September 30, 2021.

Income tax provision (benefit) for the nine months ended September 30, 2022 increased by $3.9 million, and the effective tax rate decreased by (626.3) percentage points, compared to the nine months ended September 30, 2021.

Income taxes changed from a provision of $0.5 million for the three months ended September 30, 2021 to a provision of $3.5 million for the three months ended September 30, 2022. The change is primarily due to the Company experiencing a pre-tax loss for the three months ended September 30, 2022 compared to a pre-tax income during the same period in 2021, as well as a decrease in the year to date effective tax rate. The decrease in the effective tax rate for the three months ended September 30, 2022 was impacted by the year to date levels of annual taxable income, permanent items, of which 792.8% is primarily related to the Series P equity compensation, partially offset by 194.1% related to the foreign derived intangible income deduction.

Income taxes changed from a benefit of $(0.2) million for the nine months ended September 30, 2021 to a provision of $3.7 million for the nine months ended September 30, 2022. The change is primarily due to the Company experiencing a pre-tax loss during the nine months ended September 30, 2022 compared to a pre-tax income for the nine months ended September 30, 2021, as well as a decrease in the year to date effective tax rate. The decrease in the effective tax rate for the nine months ended September 30, 2022 was impacted by the year to date levels of annual taxable income, permanent items, of which 750.6% is primarily related to the Series P equity compensation, partially offset by 179.9% related to the foreign derived intangible income deduction.

Net income (loss)

Net income (loss) for the three months ended September 30, 2022, and 2021 was $(4.7) million and $1.9 million, respectively. Net (loss) for the nine months ended September 30, 2022 and 2021 was $(4.3) million and $(1.4) million, respectively.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted Direct Revenue and Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Direct Revenue

We define Adjusted Direct Revenue as Direct Revenue adjusted for the release of the fair value adjustment of deferred revenue into revenue of the acquired deferred revenue due to the June 10, 2020 acquisition (See Note 3 to Grindr’s audited consolidated financial statements beginning on page F-82 of the final prospectus and definitive proxy statement for additional information).

The following table presents the reconciliation of Direct Revenue to Adjusted Direct Revenue for the three months ended September 30, 2022 and 2021, nine months ended September 30, 2022 and 2021, the year ended December 31, 2021, Successor 2020 Period, Predecessor 2020 Period, and the year ended December 31, 2019.

($ in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Reconciliation of Direct Revenue to Adjusted Direct Revenue
Direct Revenue	$43,209	$30,537	$118,364	$80,733
Adjustments	—	—	—	892
Adjusted Direct Revenue	$43,209	$30,537	$118,364	$81,625

	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Reconciliation of Direct Revenue to Adjusted Direct Revenue
Direct Revenue	$116,031	$49,268	$39,840	$84,000
Adjustments	900	8,194	4	46
Adjusted Direct Revenue	$116,931	$57,462	$39,844	$84,046

Adjusted EBITDA

The primary financial measure we use is Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding income tax provision, interest expense, depreciation and amortization, stock-based compensation expense, non-core expenses/losses (gains), including purchase accounting adjustments related to deferred revenue, transaction-related costs, management fees, and interest income from the related party loan to Catapult GP II. Our management uses this measure internally to evaluate the performance of our business and this measure is one of the primary metrics by which our internal budgets are based and by which management is compensated. We exclude the above items as some are non-cash in nature, and others are non-recurring that they may not be representative of normal operating results. This non-GAAP financial measure adjusts for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP.

The following table presents the reconciliation of net income (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021, the year ended December 31, 2021, Successor 2020 Period, Predecessor 2020 Period, and the year ended December 31, 2019.

($ in thousands)	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(4,663)	$1,894	$(4,343)	$(1,433)
Interest expense (income), net	4,786	4,300	10,998	14,863
Income tax provision (benefit)	3,474	461	3,727	(214)
Depreciation and amortization	9,097	10,708	27,215	32,534
Transaction-related costs (1)	1,033	1,835	2,211	2,978
Litigation related costs (2)	439	231	1,521	1,378
Stock-based compensation expense	9,686	664	23,353	1,806
Management fees (3)	181	181	544	543
Purchase accounting adjustment (4)	—	—	—	892
Other expenses (income) (5)	1	218	552	351
Adjusted EBITDA	24,034	20,492	65,778	53,698
_________________
(1)
Transaction related costs represent legal, tax, accounting, consulting, and other professional fees related to the Merger with Grindr and other potential acquisitions, that are non-recurring in nature.

(2)
Litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters such as the potential Datatilsynet fine or the CFIUS review of the Business Combination, which are unrelated to Legacy Grindr’s core ongoing business operations.

(3)
Management fees represent administrative costs associated with SVH’s administrative role in managing financial relationships and providing directive on strategic and operational decisions, which ceased to continue after the closing of the Merger with Grindr.

(4)	Purchase accounting adjustment includes the effects of the purchase accounting adjustment related to deferred revenue resulting from the June 10, 2020 acquisition.
(5)
Other expenses (income) primarily represents costs incurred from reorganization events that are unrelated to Grindr’s core ongoing business operations, including severance and employment related costs which, for the three months ended September 30, 2022 and 2021 are insignificant and for the nine months ended September 30, 2022 and 2021 are $0.5 million and $0.1 million, respectively.

	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Interest expense (income), net	18,698	15,082	(277)	(386)
Income tax provision (benefit)	1,236	(1,958)	(615)	2,441
Depreciation and amortization	43,234	17,639	10,642	27,412
Transaction-related costs (1)	3,854	6,453	691	—
Litigation related costs (2)	1,913	70	902	3,342
Stock-based compensation expense	2,485	916	343	6,780
Management fees (3)	728	444	386	662
Purchase accounting adjustment (4)	900	8,194	—	—
Other expenses (income) (5)	(1,058)	(148)	4,966	2,496
Adjusted EBITDA	$77,054	$35,733	$14,924	$50,453
_________________
(1)
Transaction related costs incurred during the year ended December 31, 2021 consist of legal, tax, accounting, consulting, and other professional fees related to the Merger with Tiga and other potential acquisitions, that are non-recurring in nature. Transaction related costs incurred during the combined 2020 Successor and Predecessor period consist of legal, tax, accounting, consulting, and other professional fees related to SVH’s indirect acquisition of Legacy Grindr from Kunlun in June 2020.

(2)
For the year ended December 31, 2021, litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters such as the potential Datatilsynet fine or the CFIUS review of the Business Combination, which are unrelated to Legacy Grindr’s core ongoing business operations. For the combined 2020 Successor and Predecessor period and year ended December 31, 2020, litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters the CFIUS review of SVH’s indirect acquisition of Legacy Grindr, which are unrelated to Legacy Grindr’s core ongoing business operations.

(3)
Management fees represent administrative costs associated with SVH’s administrative role in managing financial relationships and providing directive on strategic and operational decisions, which will not continue after the closing of the Merger with Grindr.

(4)	Purchase accounting adjustment includes the effects of the purchase accounting adjustment related to deferred revenue resulting from the June 10, 2020 acquisition.
(5)
For the year ended December 31, 2021, other expenses (income) primarily represents costs incurred from reorganization events that are unrelated to Legacy Grindr’s core ongoing business operations, including severance and employment related costs of $0.5 million offset by PPP loan forgiveness income of $1.5 million. For the combined 2020 Successor and Predecessor period, other expenses (income) primarily represents a one-time settlement of $5.5 million related to the outstanding incentive units that were settled upon SVH’s indirect acquisition of Legacy Grindr. For year ended December 31, 2019, other expenses (income) primarily represents public readiness preparation costs of $1.4 million, as well as restructuring costs of $0.6 million that are unrelated to Grindr’s core ongoing business operations.

For the three months ended September 30, 2022 and 2021, Adjusted EBITDA increased by $3.5 million, or 17.1%, which was primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).

For the nine months ended September 30, 2022 and 2021, Adjusted EBITDA increased by $12.1 million, or 22.5%, which was primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).

Adjusted EBITDA increased by $26.5 million, or 52.4%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition). Adjusted EBITDA increased by $0.1 million, or 0.2%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019, primarily due to a decrease in total expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).

Liquidity and Capital Resources

Cash Flows for the Year Ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 (Successor), the period from January 1, 2020 to June 10, 2020 and the year ended December 31, 2019 (Predecessor)

The following table summarizes our total cash and cash equivalent:

	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Cash and cash equivalents, including restricted cash (as of the end of period)	$17,170	$42,786	$66,454	$47,950
Net cash provided by (used in):
Operating activities	34,430	9,602	16,456	37,973
Investing activities	(3,797)	(264,991)	534	(4,684)
Financing activities	(56,249)	298,175	1,514	—
Net change in cash and cash equivalents	$(25,616)	$42,786	$18,504	$33,289

Cash flows provided by operating activities

Net cash provided by operating activities are primarily dependent on our revenues affected by timing of receipts from subscription and advertising sales. It is also dependent on managing our operating expenses, such as salaries and employee-related costs, selling and marketing expenses, transaction costs, and other general and administrative expenses. We expect to maintain strong operating cash flows given our historical performance. We will continue to invest in the right resources to support longer term profitable growth. Our operating cash flows should continue to cover our operating and financing costs.

During the year ended December 31, 2021, our operations provided $34.4 million of cash, which was primarily attributable to Net Income (Loss) of $5.1 million, increased by $43.2 million in depreciation and amortization and decreased by $2.9 million in other non-cash adjustments. Cash flows provided by operating activities were further decreased by $10.9 million from changes in operating assets and liabilities.

During the combined Successor 2020 Period and Predecessor 2020 Period, our operations provided $26.1 million of cash, which was primarily attributable to Net Income (Loss) of ($13.1) million, increased by $28.4 million in depreciation and amortization and other non-cash add-backs. Cash flows provided by operating activities were further increased by $10.7 million from changes in operating assets and liabilities.

During the year ended December 31, 2019, our operations provided $38.0 million of cash, which was primarily attributable to Net Income (Loss) of $7.7 million, increased by $27.4 million in depreciation and amortization, and further increased by $9.3 million in share-based compensation and other non-cash add-backs. Cash flows provided from operating activities were further decreased by $6.4 million in changes in operating assets and liabilities.

Cash flows used in investing activities

Net cash used in investing activities in the year ended December 31, 2021 consisted of additions to capitalized software of $3.5 million as well as purchases of property and equipment of $0.3 million. We expect our capital investments to increase over time as we further enhance our platform and product. However, historically this has not been significant, as it has primarily comprised capitalized engineering labor costs and computer hardware costs for employees. Other increases could come from potential acquisitions or other platform extensions.

Net cash used in investing activities for the Successor 2020 Period consisted of $263.8 million in cash used to acquire the Predecessor, additions to capitalized software of $1.0 million and purchases of property and equipment of $0.2 million. Net cash used in investing activities for the Predecessor 2020 Period consisted of additions to capitalized software of $1.4 million and purchases of property and equipment of $0.3 million, as well as $2.2 million in proceeds from repayment of promissory notes provided to employees during the year ended December 31, 2019.

Net cash used in investing activities in the year ended December 31, 2019 consisted of additions to capitalized software of $2.3 million, purchases of property and equipment of $0.1 million, as well as $2.2 million in promissory notes provided to employees.

Cash flows (used in) provided by financing activities

Net cash used in financing activities in the year ended December 31, 2021 consisted of $1.4 million in proceeds from exercise of employee stock options, $56.6 million related to principal paydown of our long-term debt as well as $1.0 million in debt issuance costs.

Net cash used in financing activities for the Successor 2020 Period consisted of $192.0 million in new long-term debt raised in June 2020 as well as $3.8 million debt issuance costs, offset by $110.0 million in contributions from members. Net cash provided by financing activities for the Predecessor 2020 Period consisted of $1.5 million in proceeds received from our PPP Loan.

There was no cash provided by or used in financing activities in the year ended December 31, 2019.

Cash Flows for the Nine months ended September 30, 2022 and 2021

The following table summarizes our total cash and cash equivalents:

($ in thousands)	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Cash, and cash equivalents, including restricted cash (as of the end of period)	$28,628	$56,047
Net cash provided by (used in):
Operating activities	$36,794	$18,852
Investing activities	$(3,773)	$(2,340)
Financing activities	$(21,563)	$(3,251)
Net change in cash and cash equivalents	$11,458	$13,261

Cash flows provided by (used in) operating activities

Net cash provided by operating activities are primarily dependent on our revenues affected by timing of receipts from subscription and advertising sales. It is also dependent on managing our operating expenses, such as salaries and employee-related costs, selling and marketing expenses, transaction costs, and other general and administrative expenses. We expect to maintain strong operating cash flows given our historical performance. We will continue to invest in the right resources to support longer term profitable growth. Our operating cash flows should continue to cover our operating and financing costs.

For the nine months ended September 30, 2022, our operations provided $36.8 million of cash, which was primarily attributable to the net income (loss) of $(4.3) million, increased by $27.2 million in depreciation and amortization and increased by $18.3 million in other non-cash adjustments. Cash flows provided by operating activities were further decreased by $4.4 million from changes in operating assets and liabilities.

For the nine months ended September 30, 2021, our operations provided $18.9 million of cash, which was primarily attributable to the net income (loss) of $(1.4) million, increased by $32.5 million in depreciation and amortization and decreased by $1.3 million in other non-cash adjustments. Cash flows used in operating activities were further decreased by $10.9 million from changes in operating assets and liabilities.

Cash flows used in investing activities

Net cash used in investing activities for the nine months ended September 30, 2022 consisted of additions to capitalized software of $3.4 million and purchases of property and equipment of $0.3 million, which purchases were primarily related to computer hardware for employees. We expect our capital investments to increase over time as we further enhance our platform and product. However, historically, this has not been significant, as it has primarily comprised capitalization of engineering labor costs and computer hardware costs for employees. Other increases could come from potential acquisitions or other platform extensions.

Net cash used in investing activities for the nine months ended September 30, 2021 consisted of additions to capitalized software of $2.2 million and purchases of property and equipment of $0.2 million.

Cash flows used in financing activities

Net cash used in financing activities for the nine months ended September 30, 2022 consisted of $1.1 million in proceeds from exercise of employee stock options as well as $60.0 million proceeds from issuance of debt, offset by $79.5 million in cash dividends paid, $1.0 million in debt issuance costs, and $2.2 million related to principal paydown of our long-term debt.

Net cash used in financing activities for the nine months ended September 30, 2021 consisted of $0.6 million in proceeds from exercise of employee stock options, offset by $1.0 million debt issuance costs and $2.9 million related to principal paydown of our long-term debt.

Financing Arrangements

Through September 30, 2022, Grindr completed the following transactions:

Deferred Payment

In June 2020, as part of SVH’s indirect acquisition of approximately 98.6% interest in Grindr (and its subsidiaries) from Kunlun, SV Acquisition agreed to pay what, after adjustments provided for in the acquisition agreement, amounted to a $230.0 million deferred consideration payment liability to Kunlun, payable on the second and third anniversary of the closing date (the “Deferred Payment”). In connection with the acquisition, SV Acquisition assigned the obligations for the Deferred Payment to Grindr, and subsequently, through a series of assumption agreements, SV Acquisition re-assumed the obligations for the Deferred Payment. In June 2022, Grindr declared and then paid a distribution of $83.3 million to its members, including an affiliate of SV Acquisition, on a pro rata basis. Grindr paid this distribution in June and July 2022. SV Acquisition’s affiliate, SV Group Holdings, received its ratable share of this distribution, being $75.0 million, and distributed that amount through intermediate holding companies to SV Acquisition, which then paid such amount to Kunlun in partial satisfaction of the Deferred Payment obligation, thereby reducing such obligation to $155.0 million. The cash transfer to Kunlun was effected by Grindr at the instruction of SV Group Holdings. Substantially simultaneously with Closing, the Deferred Payment obligation was fully repaid. For further information on the Deferred Payment, refer to Note 3 of Grindr’s historical audited financial statements for the year ended December 31, 2021 beginning on page F-82 of the final prospectus and definitive proxy statement for additional information.

Fortress Credit Corp. Loan

On June 10, 2020, Grindr Gap LLC (f/k/a San Vicente Gap LLC) (“Holdings”), Grindr Capital LLC (f/k/a San Vicente Capital LLC) (“Borrower”), Fortress Credit Corp. (“Fortress”) and the other credit parties thereto entered into a credit agreement (the “Credit Agreement”), which permitted the Borrower to borrow up to $192.0 million through a senior secured credit facility. The Borrower used such proceeds to pay part of the total purchase consideration in connection with the SV Acquisition. The Borrower and Fortress entered into Amendment No. 2 to the Credit Agreement on June 13, 2022, which permitted the Borrower to borrow an additional $60.0 million through several supplemental term loans (the “Supplemental Term Loans”). The full amount of the Supplemental Term Loans was drawn on June 13, 2022. Amounts paid or repaid in respect of the Supplemental Term Loans may not be reborrowed. The proceeds of the Supplemental Term Loans were used by the Borrower to fund a restricted payment permitted under the Credit Agreement to Kunlun in partial satisfaction of the Deferred Payment and to pay fees and other transaction costs incurred in connection with such payment (the “Supplemental Term Loan Payment”). The Borrower and Fortress entered into Amendment No. 3 to the Credit Agreement on November 14, 2022, which permitted the Borrower to borrow an additional $170.8 million through several supplemental term loans (the “Supplemental Term Loans II”). The full amount of the Supplemental Term Loans II was drawn on November 14, 2022.

Borrowings under the Credit Agreement are collateralized by the capital stock and assets of certain wholly-owned subsidiaries of the Borrower. The Successor’s obligation under the Credit Agreement is guaranteed by certain of the Borrower’s wholly-owned subsidiaries. Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.5% of the original principal amount of the Credit Agreement. The Borrower is also required to make mandatory prepayments of the Credit Agreement, commencing with the Successor 2020 Period, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. Borrowings under the Credit Agreement are index rate loans or LIBOR loans, at the Borrower’s discretion. Index rate loans bear interest at the index rate plus applicable margin based on the consolidated total leverage ratio, or 7.0%. LIBOR loans bear interest at LIBOR plus an applicable margin based on the consolidated total leverage ratio, or 8.0%.

The Credit Agreement also required the Borrower to make a lump-sum principal repayment in the amount equal to $48.0 million plus related accrued interest on or before February 28, 2021. This repayment date was amended to November 30, 2021 based on an amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Borrower was required to pay a premium of 10.0% of the principal repayment, or $4.8 million together with the mandatory lump-sum principal repayment. In addition, certain restricted payments, including restricted payments made by the Successor and the Supplemental Term Loan, are permitted under the Credit Agreement.

The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default, and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company. Failure by SV Acquisition or its affiliates to pay any part of the Deferred Payment within ten (10) business days of Kunlun’s notice of default to SV Acquisition or its affiliates will be deemed an event of default under the terms of the Credit Agreement. A default interest rate of an additional 2.0% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter.

The carrying value includes the outstanding principal amount and accretion of prepayment premium, less unamortized debt issuance costs.

The fair values of the Successor’s Credit Agreement balances were measured by the discounted cash flow method or comparing their prepayment values and observable market data consisting of interest rates of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of September 30, 2022, December 31, 2021 and December 31, 2020 is $189,746, $142,963, and $200,640, respectively.

On November 14, 2022, the Company entered into an Amendment No. 3 to the Credit Agreement, which allowed the Company to borrow multiple term loans (the “Amendment”). The term loans have the following maximum commitment amounts, $140,800 (“Supplemental Facility I”), and $30,000 (“Supplemental Facility II”). On November 14, 2022 and November 17, 2022, the Company borrowed the fully committed amount for Supplemental Facility I and Supplemental Facility II, respectively. The debt issuance costs related to the Amendment is $3,387 and $750 for Supplemental Facility I and Supplemental Facility II, respectively. All borrowings under the Amendment bear interest at the Secured Overnight Financing Rate (“SOFR”), with an applicable floor, plus an applicable margin as determined by the Company’s net leverage ratio. For Supplemental Facility I, the Company is required to make quarterly amortization payments of $704 on the next business day of the end of each March, June, September and December, beginning in June 2023, with the remaining aggregate principal amount payable on the maturity date on November 14, 2027 (“Supplemental Facility I Maturity Date”). The Supplemental Facility I Maturity Date may be accelerated if certain loans in the existing Credit Agreement or Supplemental Facility II were not repaid on or before their respectively maturity dates. For Supplemental Facility II, the Company is required to make amortization payments of $7,500 on the next business day of the end of June 2023 and December 2023, with the remaining aggregate principal amount payable on the maturity date on May 17, 2024. Refer to Note 13 to Legacy Grindr’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2022 filed as Exhibit 99.4 to this Current Report on Form 8-K.

Contractual obligations and contingencies

Our principal commitments consist of obligations under operating leases for equipment and office space. See Note 12 to Grindr’s audited consolidated financial statements beginning on page F-92 of the final prospectus and definitive proxy statement for additional information.

Off-balance sheet arrangements

Other than the items described above, we have no significant off-balance sheet arrangements.

Quantitative and qualitative disclosures about market risk

We are exposed to market risks, including changes to foreign currency exchange rates and interest rates.

Foreign currency exchange risk

Foreign currency exchange gains and losses included in our income for the three months ended September 30, 2022 and 2021 are losses of $244.8 thousand and $56.9 thousand, respectively and nine months losses of $263.0 thousand and $91.3 thousand, respectively. The impact of changes in foreign currency exchange rates on overall earnings has generally not been significant.

Historically, we have not hedged any foreign currency exposures. Our continued international expansion increases our exposure to exchange rate fluctuations and as a result such fluctuations could have a significant impact on our future results of operations.

Interest rate risk

Our cash and cash equivalents consist primarily of bank deposits. Changes in U.S. interest rates affect the interest earned on the cash and cash equivalents and marketable securities, and the market value of those securities. We had borrowings outstanding with a carrying value of $194.7 million, net of $3.2 million unamortized debt issuance costs as of September 30, 2022. Borrowings are Index Rate Loans or LIBOR Rate Loans, which accrue interest at a variable rate. The interest rates in effect as of September 30, 2022 and December 31, 2021 were 10.3% and 9.5%, respectively, based on the LIBOR Rate plus 8.0%. A hypothetical 100 basis point increase or decrease would not have a material effect on the interest expense for the periods presented.

Critical Accounting Policies and Estimates

The following disclosure is provided to supplement the descriptions of our accounting policies contained in Note 2 to our audited consolidated financial statements in regard to significant areas of judgment. Our management is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates, judgments, and assumptions impact the reported amount of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.

Unit-based and Stock-based Compensation

We have granted unit options (Successor periods), restricted unit awards (Successor periods), and restricted stock awards (“RSA”) (Predecessor periods) to employees that vest based solely on continued service, or service conditions. The fair value of each option award containing service conditions is estimated on the grant date using the Black-Scholes option-pricing model. The fair value of each RSA containing service conditions is estimated at the grant date based on the fair value of our common stock.

On August 13, 2020, the Board of Managers of the Successor, approved the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), which permits the grant of incentive and unit options, restricted units, stock appreciation rights and phantom units of the Successor.

There were 6,522,685 Series X ordinary units and 1,522,843 Series Y preferred units authorized in the 2020 Plan. There were no changes to the authorized number of units in the Successor period. As of September 30, 2022, there were 2,525,550 Series X ordinary units and 1,522,843 Series Y preferred units available for grant under the 2020 plan. As of December 31, 2021 and December 31, 2020, there were 2,780,223 and 3,998,480 Series X ordinary units, respectively, and 1,522,843 and 1,522,843 Series Y preferred units, respectively, available for grant under the 2020 Plan. The Company accounts for unit-based compensation related to service-based and performance-based Series P Units issued by San Vicente Equity Joint Venture LLC (“SVEJV”), a related party and an indirect subsidiary of SV Acquisition, to Catapult Goliath LLC.

Employees, consultants and non-employee directors who provide substantial services to the Successor are eligible to be granted unit option awards under the 2020 Plan. Generally, unit options vest 25% on the first anniversary of the vesting commencement date and then quarterly thereafter for 12 quarters, or pursuant to another vesting schedule as approved by the Board and set forth in the option agreement. Unit options have a maximum term of seven years from the date of grant.

The Predecessor also granted incentive unit awards that vest upon both a specific period of continued employment and upon a triggering event (as defined in the 2016 Plan of the Predecessor as change of control, or an initial public offering. The Predecessor recognized stock-based compensation expense and the liability related to the cash settlement of the incentive units when the service-based criteria was met and when the triggering event was deemed probable which was determined to be when it occurred.

Determining the fair value of service-based unit and stock-based awards at the grant date requires judgment. Our use of the Black-Scholes option-pricing model requires the input of subjective assumptions, such as the fair value of the common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, the expected dividend yield of our common stock, and the expected term option holders will retain their vested awards before exercising them. The assumptions used in our valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

The estimated fair value of the performance-based profit units awards is determined using the Black-Scholes valuation model which approximated the option pricing model valuation model. Performance-based profit units require management to make assumptions regarding the likelihood of achieving the Successor’s performance goals and the Successor recognizes compensation expense when the likelihood of the achievement of the performance-based criteria is probable, using an accelerated attribution method. Forfeitures are recognized as they occur. For further information on the modification of Series P units, refer to Note 10 of Grindr’s unaudited financial statements for each of the three and nine months ended September 30, 2022 and 2021 filed as Exhibit 99.4 to this Current Report on Form 8-K.

In addition, given the absence of a public trading market, the Predecessor’s Board of Directors and the Successor’s Board of Managers, along with management, exercise reasonable judgment and considered numerous objective and subjective factors to determine the fair value of our common stock including, but not limited to: (i) contemporaneous valuations performed by an independent valuation specialist (ii) our operating and financial performance (iii) issuances of preferred and ordinary units (iv) the valuation of comparable companies; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering and (vi) the lack of marketability of its common stock.

Goodwill and Indefinite-lived Intangible Assets

Goodwill and indefinite-lived intangible assets have been recorded in our consolidated financial statements as a result of the acquisition by SV Acquisition. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.

We assess goodwill for impairment based on our one reporting unit and indefinite-lived intangible assets on an annual basis in the fourth quarter, and if events or circumstances indicate that the reporting unit’s fair value or indefinite-lived intangible assets fair value may be less than their carrying value. Goodwill and indefinite-lived intangible assets are tested for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit and the indefinitely-lived intangible assets is less than their carrying value. If the reporting unit and the indefinite-lived intangible assets do not pass the qualitative assessment or it is determined that it is more-likely-than-not that there may be an impairment, then a quantitative assessment is performed to compare the carrying values to their fair value. An impairment exists when the carrying values exceed their fair values. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, or a decline in actual and expected customer demands, could result in changes to the assumptions and judgments for the qualitative impairment assessment. No impairment was recorded for any of the periods presented for both the Successor and the Predecessor.

Recently Issued and Adopted Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 2 to Grindr’s audited consolidated financial statements beginning on page F-79 of the final prospectus and definitive proxy statement for additional information.